Exhibit 10.30
February 2, 2007
Kenneth B. Stratton
2724 Clifford Avenue
San Carlos, CA 94070
Dear Ken,
We are delighted to offer you the position of General Counsel of StemCells, Inc., effective February 28, 2007. As General Counsel, you will report directly to me and will be responsible for the Company’s legal affairs; your primary responsibility to advise me about, and to oversee, the legal affairs of the Company. These will be among your specific responsibilities:
Working closely with the CEO, COO, CFO, the Director of HR and heads of the Company’s various programs on internal and external matters that have legal or policy aspects;
Providing legal support to all staff members on matters such as patent disclosure, Company insider trading and other policies, and review of proposed contractual agreements with providers of goods or services (including, where necessary, editing agreements and negotiating changes in their terms. Note that entering any agreement requires sign-off by Company officers including CEO);
Participating in the drafting, and reviewing the non-financial aspects, of StemCells’ periodic reports to the SEC, making appropriate reports on Form 8-K, and generally overseeing the Company’s activities in compliance with securities laws and regulations;
Drafting term sheets and various types of agreements, including licenses, material transfer agreements, research agreements, clinical trial agreements, and confidentiality agreements, and participating in and overseeing the drafting of the documentation of major collaborations and financings; and
Overseeing the work of outside counsel, including patent counsel.
You will be a member of the Company’s leadership team and, ex officio, of each of its standing committees: the StemCells Operating Committee, the StemCells Executive Officers Committee, the Patent Committee and the Public Disclosure Committee. You will also, upon appointment by the Board of Directors, be expected to serve as Secretary to the Board, which entails attending all meetings of the Board and its Committees and drafting minutes as well as helping to schedule those meetings.
3155 Porter Drive • Palo Alto, CA 94304 • Phone 650.475.3100 • Fax 650.475.3101
www.stemcellsinc.com

Ken Stratton
February 2, 2007

Your compensation package for this position will consist of:
(1)	Salary. Your base salary will be at the rate of $220,000 per year paid bi-weekly, every other Friday. In addition, you will be eligible for a bonus of up to 20% of your annual base salary. Funding the bonus program is at the discretion of the Board of Directors and is based upon their evaluation of company goals met for the year. Employee awards are based on meeting individual goals and on salaries effective January 1 of the year for which bonuses are awarded. You will be eligible for inclusion in the Bonus Plan for the 2007 fiscal year on a pro rata basis, based on your performance from your date of hire through December 31, 2007. While salaries are normally reviewed each calendar year after the first full year of service, there is no assurance that you will receive a salary increase any time in the future.
(2)	Stock Options. Subject to the approval of the Board of Directors of StemCells, you will be granted an option, pursuant to the Company’s 2001 Equity Incentive Plan (the “2001 Plan”) for the purchase of one hundred fifty thousand (150,000) shares of StemCells stock at the closing price of the stock on February 28, 2007 or on the date on which you begin your employment, if later. The vesting of these shares will commence after the first twelve months of your employment. At the end of twelve months, 1/4 will vest and 1/48 will vest monthly thereafter. In all other respects, the grant is subject to the terms of the 2001 Plan, including the requirement that you be an employee at the date on which option shares vest. You will qualify to receive additional stock option grants from time to time, usually on an annual basis. A copy of the Prospectus for the 2001 Plan will be provided to you when your employment begins.
In recognition of your forfeiture of stock options from your current employer, the Company will provide you with a $25,000 loan, payable within 30 days of your hire date, which will be forgiven upon completion of 12 months of continuous employment with StemCells, or in the event of involuntary termination prior to the completion of one year of continuous service, the loan will be forgiven upon execution of a signed release.
(3)	Benefits. As an employee of StemCells, you will be eligible to participate in a comprehensive benefits program which currently includes: medical, dental, and vision benefits for you and your dependents; term life insurance equivalent to one time your annual base salary up to $400,000 with a statement of good health; short and long-term disability insurance; and a 401(k) savings plan and employer match in company stock. You will be eligible to participate in these plans on the first of the month following your start date, except that you may elect to participate in the 401(k) plan immediately. Details of these benefit plans will be provided to you upon your employment. Your paid time off (PTO) as a full-time employee will be 25 days (five weeks) per year, accrued at a rate of 7.69 hours per pay period, up to the maximum accrual permitted by Company policy. In addition, the company currently offers eight paid holidays per calendar year.

Ken Stratton
February 2, 2007

The Company will pay your yearly California bar dues and any other professional dues or fees required for you to maintain your legal accreditation in California and in any other state necessary for your job, in each case for so long as you are employed by StemCells. This will include reimbursement for professional memberships (ACCA, etc.) and continuing legal education (MCLE coursework) not supplied by StemCells, as we may jointly determine necessary or advisable. You will also be a named person under the Company’s D&O insurance policy, for your information, there is no exclusion from the policy for derivative claims of legal malpractice. In the event that the Company adopts an indemnification policy covering any management employees, you will be included among those covered by that policy.
As a condition of employment with StemCells, you will be required to: (1) sign and return one copy of the enclosed Employment Agreement, along with a signed copy of this letter; and (2) on the first day of your employment, provide documents from the enclosed List of Acceptable Documents which prove your identity and right to work in the United States. You will also be required to acknowledge receipt and understanding of certain company documents and policies such as Employee Certification and Agreement of Compliance (Code of Ethics and Conduct), Harassment, Publication Policy, Employment Handbook, Cobra Notice, Equity Incentive Plan, and Release Authorization for a background check. This offer is also contingent on satisfactory completion of reference checking by the Company.
You have an option to receive the Hepatitis B vaccine which is paid for by the Company. A form to elect or decline the vaccine is enclosed. Please fill out the form, sign and return it.
To underscore an important aspect of the enclosed Employment Agreement, it is the strong expectation of StemCells that you hold in strictest confidence the confidential business and scientific information of the Company, and that you also refrain from any improper use of or disclosure of proprietary information of your current employer or those with whom you might have an agreement or duty to keep information in confidence.
As set forth in your Employment Agreement, your employment with StemCells will be on an at-will basis and for an unspecified duration, which means that neither this offer letter nor any policy or procedure of StemCells (including the stock vesting and other payments made to you by the Company over time based on your continued employment with the Company), nor any verbal representation, shall confer any right to continuing employment. Either you or StemCells may terminate your employment relationship at any time with or without cause. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages or compensation. This paragraph regarding at-will employment can only be amended in a written document signed by you and an officer of the Company.
This letter supersedes all prior discussions, agreements and writings with regard to your employment and any related matters.

Ken Stratton
February 2, 2007

It is understood that if you accept this offer, your start date will be February 28, 2007. Please indicate your acceptance by signing this letter and the Employment Agreement and returning a copy of the letter together with the original Employment Agreement. This offer will remain open until February 7, 2007.
Ken, I am personally thrilled at the prospect of your joining us, and I hope you will agree that we have been very responsive to your comments, suggestions and feedback! I truly believe that you will greatly contribute to the success of StemCells Inc., and your soon-to-be colleagues are enthusiastically looking forward to working with you.
Sincerely,
/s/ Martin McGlynn
Martin McGlynn
President and Chief Executive Officer

Enclosures:	Employment Agreement List of Acceptable Documents Form to elect or decline Hepatitis B vaccine
I accept the foregoing offer and shall commence employment on February 28, 2007.

/s/ Ken Stratton	February 5, 2007

Signature	Date